EXHIBIT 99.3

SELECTED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended December 31,
	1998		1997		1996	1995
STATEMENTS OF OPERATIONS DATA:
Net revenues	$245,100		$84,108		$23,793	$1,666
Gross profit	192,946		64,226		16,506	1,282
Total operating expenses	206,667		113,138		33,449	3,118
Net loss	(12,674	)(a)	(43,376	)(b)	(12,430)	(1,766)
Net loss per share—basic and diluted*	$(0.06	)(a)	$(0.23	)(b)	$(0.07)	$(0.01)
Shares used in per share calculation—basic and diluted*	219,995		195,771		174,325	121,764
	December 31,
	1998	1997	1996	1995
BALANCE SHEETS DATA:
Cash, cash equivalents, and short-term investments in marketable debt securities	$572,783	$119,879	$101,563	$6,310
Working capital	521,803	136,714	95,537	5,410
Total assets	781,019	203,351	125,939	8,270
Stockholders' equity	$677,012	$137,241	$110,367	$5,721

Note:  The selected financial data for the four years ended December 31, 1998 has been restated to reflect the acquisitions of Net Roadshow, GeoCities, Encompass, Online Anywhere, and broadcast.com which were accounted for as poolings of interests.

*
Reflects the two-for-one stock split effective February 1999.

(a)
Net loss and net loss per share include non-recurring charges of $21.2 million incurred in connection with the June 1998 acquisition of Viaweb Inc., the October 1998 acquisition of Yoyodyne Entertainment, Inc., the November 1998 acquisition of SimpleNet, and the December 1998 acquisition of HyperParallel, Inc., and amortization of $6.2 million on intangible assets.

(b)
Net loss and net loss per share include non-recurring charges of $21.2 million related to the Yahoo! Marketplace restructuring and $3.9 million incurred in connection with the October 1997 acquisition of Four11 Corporation.

QUARTERLY FINANCIAL DATA (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	September 30, 1999	June 30, 1999	March 31, 1999
Net revenues	$155,078	$128,569	$103,878
Gross profit	128,882	103,234	83,105
Net income (loss)	14,862	(263)	1,796
Net income (loss) per share—basic	0.06	0.00	0.01
Net income (loss) per share—diluted	$0.05	$0.00	$0.01
Shares used in per share calculation—basic	259,530	255,906	252,024
Shares used in per share calculation—diluted	296,336	255,906	297,463
	Three Months Ended
	December 31, 1998	September 30, 1998	June 30, 1998	March 31, 1998
Net revenues	$91,277	$66,290	$50,520	$37,013
Gross profit	73,787	52,175	38,599	28,385
Net income (loss)	3,840	4,249	(17,703)	(3,060)
Net income (loss) per share—basic	0.02	0.02	(0.09)	(0.02)
Net income (loss) per share—diluted	$0.01	$0.01	$(0.09)	$(0.02)
Shares used in per share calculation—basic	244,972	232,404	204,754	197,849
Shares used in per share calculation—diluted	292,909	279,842	204,754	197,849
	Three Months Ended
	December 31, 1997	September 30, 1997	June 30, 1997	March 31, 1997
Net revenues	$31,573	$22,477	$17,308	$12,750
Gross profit	24,425	17,278	12,739	9,784
Net loss	(7,934)	(4,741)	(26,444)	(4,257)
Net loss per share—basic and diluted	(0.04)	(0.02)	(0.14)	(0.02)
Shares used in per share calculation—basic and diluted	200,956	198,525	193,869	189,733